UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           Notification of Late Filing


 (Check One):   |X| Form 10-K   |_| Form 11-K   |_| Form 20-F   |_| Form 10-Q

     For Period Ended:    December 31, 2006
                          -----------------
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|_| Transition Report on Form 10-K |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F |_| Transition Report on Form N-SAR |_| Transition Report on Form 11-K

For the Transition Period Ended:
                                 -----------------------------------------------

      Read attached instruction sheet before preparing form. Please print or type.

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NOTHING IN THIS FORM WILL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
             VERIFIED ANY INFORMATION CONTAINED IN THIS STATEMENT.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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Part I - Registrant Information

                               DCI USA, INC.
                               ------------
                          Full name of Registrant

                         Former Name If Applicable

                               8 Bond Street
                               -------------
            Address of Principal Executive Office (Street and Number)

                         Great Neck, New York 1121
                         -------------------------
                           City, State, Zip Code

Part II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):


      [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the 5th calendar day following the prescribed due date; and;

      [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

Part III - Narrative

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

         The Registrant needs additional time to complete the preparation of Registrant's financial statements and the accompanying footnotes to be included in its report on Form 10-KSB.

Part IV - Other Information

(1)Name and telephone number of person to contact in regard to this notification:

Name:    Jonathan Ilan Ofir
         ------------------
Telephone Number:    212-994-9594
                     ------------

(2) Have all periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed?

         If the answer is no, identify report(s)    [ ] Yes [X] No

-Report on Form 8-K, regarding Registrant's late filing of its 10-QSB for the period ended September 30, 2006 and the resultant Failure to Satisfy a Continued Listing Rule or Standard of the Over-the Counter Bulleting Board as Maintained by the NASD.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                  DCI USA, INC.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has duly caused this notification to be signed on its behalf by the undersigned, who is duly authorized.

DCI USA, INC.


     Dated April 2, 2007               By:  /s/ Jonathan Ilan Ofir
                                            -------------------------------
                                            Jonathan Ilan Ofir
                                            Chief Executive Officer